Exhibit 99.1

BJ’s Wholesale Club News

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
BJ’s Wholesale Club
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES

May 6, 2004 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2004 increased by 10.8% to $505.3 million from $456.3 million in April 2003. Comparable club sales increased by 5.4% for the month of April, including a contribution from sales of gasoline of approximately 0.8%. For the first quarter of 2004, total sales increased by 12.1% and comparable club sales increased by 6.6%, including a contribution from sales of gasoline of approximately 0.4%.

BJ’s president and CEO, Mike Wedge, commented, “On a comparable club basis, sales of food rose by approximately 8% and general merchandise rose by approximately 1%. The contribution to comparable club sales of 0.8% from sales of gasoline was due primarily to an increase in the average price per gallon compared to April 2003.”

Sales Results for April 2004

($ in thousands)

Four Weeks Ended		% Change
May 1, 2004	May 3, 2003	Net Sales	Comp. Sales
$505,345	$456,288	10.8%	5.4%

Thirteen Weeks Ended		% Change
May 1, 2004	May 3, 2003	Net Sales	Comp. Sales
$1,610,957	$1,437,549	12.1%	6.6%

The Company provided the following additional information regarding April sales:

By major market, comparable club sales increases were above the chain average in the Metro New York, Mid-Atlantic and Southeast regions, with the strongest increase in the Southeast. Comparable club sales were below the chain average in Upstate New York and also in New England, where uncycled self cannibalization as well as unseasonably wet weather negatively impacted sales.

Comparable club sales percentage changes were highest in week three and lowest in week two, reflecting the Easter holiday calendar shift.

Excluding sales of gasoline, traffic increased by approximately 3% and the average ticket amount rose by approximately 2% in April. For the first quarter of 2004, excluding sales of gasoline, traffic increased by approximately 6% and the average ticket amount rose by approximately 1%.

During the month of April, merchandise categories with the strongest sales increases compared to last year included dairy, health & beauty aids, household chemicals, meat, paper products, produce and soda & water. Weaker categories included air conditioners & fans, automotive, electronics, office supplies and sporting goods.

-More-

BJ’s Wholesale Club

May 6, 2004

First Quarter Results/Conference Call

BJ’s plans to announce financial results for the first quarter ended May 1, 2004 on Tuesday, May 18, 2004 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Tuesday, May 18, 2004, BJ’s management plans to hold a conference call to discuss the first quarter results and outlook for the remainder of 2004. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 150 clubs and 78 gas stations compared with 143 clubs and 71 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com

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